Exhibit 5.2

Carter Ledyard & Milburn llp

Counselors at Law

2 Wall Street
New York, NY 10005-2072
570 Lexington Avenue	●	701 8th Street, N.W., Suite 410
New York, NY 10022-6856	Tel (212) 732-3200	Washington, DC 20001-3893
(212) 371-2720	Fax (212) 732-3232	(202) 898-1515

August 24, 2020

PainReform Ltd.
60C Medinat Hayehudim
Herzliya, 4676670
Israel

Re:	PainReform Ltd.

Registration No. 333-239576

Ladies and Gentlemen:

We have acted as U.S. counsel for PainReform Ltd., an Israeli company (the “Company”), in connection with the underwritten initial public offering (the “Offering”) by the Company of up to $57,198,125 of the Company’s securities, including units, each consisting of one of the Company’s ordinary shares, NIS 0.03 par value per share (the “Ordinary Shares”) and one warrant to purchase one Ordinary Share (the “Warrants”).

In connection herewith, we have examined the originals, photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the registration statement on Form F-1 (Registration No. 333-239576), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and to which this opinion is attached as an exhibit (the “Registration Statement”); (ii) the exhibits to the Registration Statement including the form of Underwriting Agreement between the Company and Maxim Group LLC and Joseph Gunnar & Co., LLC, as representatives of the several underwriters (the “Underwriting Agreement”), (iii) copies of the articles of association of the Company, as currently in effect; (iv) copies of the amended and restated articles of association of the Company to become effective concurrently with the Offering; and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made inquires of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Because the agreement governing the Warrants (the “Warrant Agency Agreement”) contains provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the State of Israel. To the extent that the obligations of the Company under the Warrant Agency Agreement may be dependent upon such matters, we have assumed for purposes of this opinion that (i) American Stock Transfer & Trust Company (the “Warrant Agent”) is and will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is and will be duly qualified to engage in the activities contemplated by, and has the requisite organizational and legal power and authority to perform its obligations under, the Warrant Agency Agreement; (ii) the Warrant Agent will be in compliance with all applicable laws and regulations, with respect to acting as an agent under the Warrant Agency Agreement; and (iii) the Warrant Agency Agreement will be the valid and binding agreement of the Warrant Agent, enforceable against the Warrant Agent in accordance with its terms.

Based upon and subject to the foregoing, we are of the opinion that, when the Registration Statement has become effective under the United States Securities Act of 1933, as amended, the Warrant Agency Agreement, and the Warrants, if and when issued and paid for in accordance with the terms of the Underwriting Agreement and the Warrant Agency Agreement, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion set forth above is subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Carter Ledyard & Milburn LLP